EXHIBIT 99.1



                   SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549


                              _____________

                                FORM 11-K
                              ANNUAL REPORT
                              _____________


                      PURSUANT TO SECTION 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934

                 For Fiscal year Ended December 31, 1996

             GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES
                      EMPLOYEE STOCK OWNERSHIP PLAN

                         GIANT INDUSTRIES, INC.
                         ______________________


     The principal executive offices of Giant Industries, Inc. are located at 23733 North Scottsdale Road, Scottsdale, Arizona 85255.

FINANCIAL STATEMENTS AND EXHIBITS
---------------------------------

(a)  Financial Statements and Supplemental Schedules

                                                    Page Number
                                                    -----------

     Independent Auditors' Report                      F-1

     Statements of net assets available                F-2
     for benefits - December 31, 1996 and 1995

     Statements of changes in net assets               F-3
     available for benefits - Years ended
     December 31, 1996, 1995 and 1994

     Notes to financial statements                  F-4 to F-7

     Supplemental Schedules:

     Schedule of assets held for investment purposes   F-8

     Schedule of reportable transactions               F-9

(b)  Exhibits - none

                          SIGNATURES
                          ----------

    Pursuant to the requirements of the Securities Exchange
Act of 1934, the Committee has duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                     EMPLOYEE STOCK OWNERSHIP PLAN OF GIANT
                     INDUSTRIES, INC. AND AFFILIATED COMPANIES


Date: March 26, 1997        Signature: /s/ A. Wayne Davenport
                                     -------------------------------
                                     A. Wayne Davenport,
                                     Vice President and
                                     Chief Financial Officer


Date: March 26, 1997        Signature: /s/ Morgan Gust
                                     -------------------------------
                                     Morgan Gust,
                                     Vice President-General Counsel


Date: March 26, 1997        Signature: /s/ Charley Yonker, Jr.
                                     -------------------------------
                                     Charley Yonker, Jr.,
                                     Director of Human Resources

INDEPENDENT AUDITORS' REPORT


Administrative Committee
Employee Stock Ownership Plan of
  Giant Industries, Inc. and Affiliated Companies
Scottsdale, Arizona


We have audited the accompanying statements of net assets available for benefits of the Employee Stock Ownership Plan of Giant Industries, Inc. and Affiliated Companies as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Employee Stock Ownership Plan of Giant Industries, Inc. and Affiliated Companies as of December 31, 1996 and 1995, and the changes in net assets available for benefits for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules for the year ended December 31, 1996 on pages F-8 and F-9 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 1996 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.







DELOITTE & TOUCHE LLP
Phoenix, Arizona

March 12, 1997



                      EMPLOYEE STOCK OWNERSHIP PLAN OF
              GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES

              STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                         DECEMBER 31, 1996 AND 1995


                                                        1996          1995
                                                    -----------    -----------
ASSETS
------
INVESTMENTS AT FAIR VALUE (Notes 3, 4 and 5):
   Cash and cash equivalents                        $   400,426    $   260,260
   Mutual funds                                       2,448,435      1,732,010
   Limited partnership                                    6,600         22,200
   Common stock of Giant Industries, Inc.            18,145,232     17,590,571
   Loans to participants                                 32,253         40,808
                                                    -----------    -----------
          Total investments at fair value            21,032,946     19,645,849

INTEREST AND DIVIDENDS RECEIVABLE                         2,603          2,329

OTHER RECEIVABLES                                         1,227          3,582
                                                    -----------    -----------
          Total assets                               21,036,776     19,651,760

LIABILITIES
-----------
ACCRUED LIABILITIES                                       9,247          9,288
                                                    -----------    -----------
NET ASSETS AVAILABLE FOR BENEFITS                   $21,027,529    $19,642,472
                                                    ===========    ===========

See notes to financial statements.


                            EMPLOYEE STOCK OWNERSHIP PLAN OF
                    GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES

              STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                    YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994


                                                             1996           1995           1994
                                                         -----------    -----------    -----------
ADDITIONS:
Net appreciation in fair value of investments (Note 3)   $ 2,871,648    $ 7,230,900    $
Interest and dividend income                                 297,862        319,843         30,035
Employer contribution                                        450,000        900,000        900,000
                                                         -----------    -----------    -----------
  Total additions                                          3,619,510      8,450,743        930,035
                                                         -----------    -----------    -----------
DEDUCTIONS:
Net depreciation in fair value of investments (Note 3)                                   4,249,045
Distributions to participants                              2,234,453        957,969        654,130
Interest expense                                                             27,249         66,766
Other                                                                           154            250
                                                         -----------    -----------    -----------
  Total deductions                                         2,234,453        985,372      4,970,191
                                                         -----------    -----------    -----------
NET INCREASE (DECREASE)                                    1,385,057      7,465,371     (4,040,156)

NET ASSETS AVAILABLE FOR BENEFITS,
  BEGINNING OF YEAR                                       19,642,472     12,177,101     16,217,257
                                                         -----------    -----------    -----------
NET ASSETS AVAILABLE FOR BENEFITS,
  END OF YEAR                                            $21,027,529    $19,642,472    $12,177,101
                                                         ===========    ===========    ===========

See notes to financial statements.

                   EMPLOYEE STOCK OWNERSHIP PLAN OF
          GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES

                    NOTES TO FINANCIAL STATEMENTS
        YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


1.   DESCRIPTION OF THE PLAN

     GENERAL - On June 30,1987, Giant Industries, Inc. (the "Company") converted through an amendment, its Joint Profit Sharing Plan to an Employee Stock Ownership Plan. The Employee Stock Ownership Plan of Giant Industries, Inc. and Affiliated Companies (the "Plan") is a non-contributory defined contribution plan which covers all eligible employees. The purpose of the Plan is to enable participants to share in the ownership of the Company. The Summary Plan Description describes the Plan, including contribution allocations, termination, vesting and benefit provisions. The Plan is subject to the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA").

     CONTRIBUTIONS - The Plan provides for a contribution from the Company from its current or accumulated net income as may be determined annually at the discretion of its Board of Directors.

     DISTRIBUTIONS - Benefits are recorded when paid. The Plan records distribution expenses for Plan participants who have requested payment of their account in stock at the market value of the stock on the date that the shares are reregistered in the name of the participant.

     PARTICIPATION AND VESTING - Each employee hired on or after July 1,
     1993 shall become a participant on his or her participation date, which is defined as the January 1 or July 1 coincident with or next following the date on which the employee shall have completed one year of service. The participation date of any employee hired prior to July 1, 1993 shall be determined in accordance with the terms of the Plan prior to the seventh amendment. Participants' interests in their accounts vest over a seven year period. In the event the Plan is terminated by the Company, all participants would immediately become
     100% vested in their accrued benefits as of the date of Plan termination.

     ALLOCATIONS - Each participant's account is credited with an allocation of the Company's contribution, investment income and forfeitures of terminated participants' non-vested accounts. Allocations to participant accounts are made on a formula based on the ratio that each participant's compensation, as defined, during the Plan year, bears to the compensation of all such participants.

     PLAN ADMINISTRATION - The Company administers the Plan through an administrative committee comprised of three employees who are appointed by the Company's Board of Directors. Most expenses pertaining to the administration of the Plan are being paid by the Company, at the Company's option. Bank of America is the Plan's trustee and custodian and Boyce & Associates is the Plan's recordkeeper.




     AMENDMENTS - The Plan was amended seven times prior to 1994.

     An eighth amendment was executed on October 5, 1994 to be effective as of July 1, 1987. This amendment was adopted in order to comply with the Tax Reform Act of 1986 and any subsequent amendments to the Internal Revenue Code, including but not limited to the Unemployment Compensation Amendments of 1992 and the Omnibus Budget Reconciliation Act of 1993, and any related Internal Revenue Service regulations and pronouncements.

     A ninth amendment was executed on October 15, 1996 to be effective January 1, 1996 to permit prior service credit to individuals who became employees of the Company in connection with the purchase of certain assets from Bloomfield Refining Company and Meridian Oil, Inc. and related companies.

     TERMINATION - Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting records of the Plan are maintained on the accrual basis. Investments included in the Statement of Net Assets Available for Benefits are stated at fair value. The fair value of marketable securities and mutual funds is determined based on quoted market prices as of the Plan's year end. The fair value of the limited partnership is management's best estimate based on an independent appraisal provided by Bank of America. The Company's common stock value is determined based on the quoted market price as reported by the New York Stock Exchange as of the Plan's year-end. The net change in the fair value of investments is recorded in the Statements of Changes in Net Assets Available for Benefits as net appreciation (depreciation) in fair value of investments. Interest and dividend income is recorded on the accrual basis. Benefits are recorded when paid.

     The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from these estimates.




3.   INVESTMENTS

     The following tables present the fair value of investments at December 31, 1996 and 1995, with mutual funds and common stock of the Company representing investments greater than 5% of the Plan's net assets at December 31, 1996 and 1995.

                                                            DECEMBER 31, 1996
                                                         -----------------------
                                                         NUMBER OF
                                                         SHARES OR
                                                         PRINCIPAL
                                                           AMOUNT     FAIR VALUE
Cash and cash equivalents:
  Bank of America Short-term Investment Fund               400,426   $   400,426
                                                                     -----------
Mutual Funds:
  ML Lee Acquisition                                            25        11,632
  Bank of America Balanced Fund                            115,464     2,436,803
                                                                     -----------
Total mutual funds                                                     2,448,435
                                                                     -----------
Limited partnership - Recorp. Mtg. Investors II                1.5         6,600
Giant Industries, Inc. common stock                      1,296,088    18,145,232
Loans to participants                                                     32,253
                                                                     -----------
Total                                                                $21,032,946
                                                                     ===========

                                                            DECEMBER 31, 1995
                                                         -----------------------
                                                         NUMBER OF
                                                         SHARES OR
                                                         PRINCIPAL
                                                           AMOUNT     FAIR VALUE
Cash and cash equivalents:
  Bank of America Short-term Investment Fund               260,260   $   260,260
                                                                     -----------
Mutual Funds:
  ML Lee Acquisition                                            25        15,796
  Bank of America:
    Equity Fund                                            118,168       384,281
    Fixed Income Fund                                      243,507       565,498
    Core Equity Growth Fund                                  7,312       197,287
    Short-term Government Fund                              87,020       187,785
    Convertible Securities Fund                             60,482       190,352
    Aggressive Equity Fund                                  32,700       191,011
                                                                     -----------
Total mutual funds                                                     1,732,010
                                                                     -----------
Limited partnership - Recorp. Mtg. Investors II                1.5        22,200
Giant Industries, Inc. common stock                      1,435,965    17,590,571
Loans to participants                                                     40,808
                                                                     -----------
Total                                                                $19,645,849
                                                                     ===========

Net appreciation (depreciation) in fair value of the Plan's investments (including investments bought, sold and held during the period) for the years ended December 31 consists of the following:

                                              1996          1995          1994
                                           ----------    ----------    -----------
Limited partnership                                                    $    22,199
Preferred stocks                                                              (589)
Common stocks                                                               (6,530)
Recorp. Mtg. Investors II                  $  (15,600)
Mutual funds                                  285,354    $  272,245         20,584
Giant Industries, Inc. common stock         2,601,894     6,958,655     (4,284,709)
                                           ----------    ----------    -----------
Net appreciation (depreciation)            $2,871,648    $7,230,900    $(4,249,045)
                                           ==========    ==========    ===========

4.   INVESTMENTS IN COMMON STOCK OF GIANT INDUSTRIES, INC.

     The Company stock owned by the Plan was previously made up of allocated and unallocated shares. The allocated shares are those which are held in the accounts of the participants of the Plan. The unallocated shares were those which were held by the Plan Trustee. Shares were allocated to participants when principal payments were made on the Plan's note payable.

     During 1995, the Plan allocated the last 74,556 shares of the unallocated shares of the Company stock to the participants as a result of principal payments on the note payable. During 1995, the Company contributed $900,000, of which $27,249 was used to make interest payments on the note and $513,679 was used to pay off the principal balance on the note.

5.   RELATED PARTY TRANSACTIONS

     The total balance of loans to participants at December 31, 1996 and 1995 includes $0 and $35,912, respectively, of balances due from executive officers of the Company.

6.   NOTE PAYABLE

     During 1993, the Company purchased the Plan's existing note payable to the bank. The note was paid in full in September 1995.

7.   FEDERAL INCOME TAX STATUS

     The Plan obtained its latest determination letter on September 16, 1994, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.




                                    EMPLOYEE STOCK OWNERSHIP PLAN OF
                            GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES

                                         SUPPLEMENTAL SCHEDULE
                                           DECEMBER 31, 1996


ITEM 27a - ASSETS HELD FOR INVESTMENT PURPOSES

          COLUMN B                               COLUMN C                        COLUMN D      COLUMN E
----------------------------   --------------------------------------------     ----------    -----------
                                    DESCRIPTION OF INVESTMENT INCLUDING
IDENTITY OF ISSUE, BORROWER,      COLLATERAL, RATE OF INTEREST, MATURITY                        CURRENT
  LESSOR, OR SIMILAR PARTY              DATE, PAR OR MATURITY VALUE                COST          VALUE
----------------------------   --------------------------------------------     ----------    -----------
Bank of America                Short-term Investment Fund - 400,426 shares      $  400,426    $   400,426

ML Lee Acquisition             Mutual Fund - 25 Shares                              25,000         11,632

Bank of America                Balanced Fund - 115,464 shares                    2,359,399      2,436,803

Recorp. Mtg. Investors II      Limited Partnership - 1.5 units                      60,000          6,600

Giant Industries, Inc.         Common stock - 1,296,088 shares                   6,094,254     18,145,232

Loans to participants          Loans at prime + 3%, collateralized by vested
                                 accounts, due 1997 through 2002                    32,253         32,253
                                                                                ----------    -----------
                               Total assets held for investment purposes        $8,971,332    $21,032,946
                                                                                ==========    ===========


                                                  F-8


                                      EMPLOYEE STOCK OWNERSHIP PLAN OF
                              GIANT INDUSTRIES, INC. AND AFFILIATED COMPANIES

                                           SUPPLEMENTAL SCHEDULE
                                             DECEMBER 31, 1996


ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS


      COLUMN A                   COLUMN B            COLUMN C    COLUMN D    COLUMN G    COLUMN H     COLUMN I
----------------------  --------------------------  ----------  ----------  ----------  -----------  ----------
                                                                                          CURRENT
                                                                                          VALUE OF
                                                                                          ASSET ON
     IDENTITY OF                                     PURCHASE     SELLING      COST     TRANSACTION   NET GAIN
    PARTY INVOLVED         DESCRIPTION OF ASSET        PRICE       PRICE     OF ASSET      DATE       OR (LOSS)
----------------------  --------------------------  ----------  ----------  ----------  ----------   ----------
SINGLE TRANSACTIONS

Bank of America         Balanced Fund               $1,929,714              $1,929,714  $1,929,714

SERIES OF TRANSACTIONS

Bank of America         Balanced Fund                2,388,563               2,388,563   2,388,563
Bank of America         Balanced Fund                           $   29,826      29,164      29,826     $    662
Bank of America         Short-Term Investment Fund   2,518,196               2,518,196   2,518,196
Bank of America         Short-Term Investment Fund               2,378,030   2,378,030   2,378,030
Bank of America         Giant Industries, Inc.           8,019                   8,019       8,019
Bank of America         Giant Industries, Inc.                   1,035,343     738,267   1,035,343      297,076

NOTE:  Reportable transactions are those transactions which either singularly or in series of combined purchases and sales during the year exceed 5% of the fair value of the Plan's assets at the beginning of the year.


                                                  F-9
